Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.24 per Share for the First Quarter of 2021 and Date of 2021 Annual Meeting of Stockholders

March 9, 2021

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.24 per share of common stock for the first quarter of 2021. This represents an annualized dividend of $0.96 per share of common stock. The dividend is payable on April 15, 2021 to stockholders of record as of the close of business on March 31, 2021.

In addition, the Company announced that it will be hosting its 2021 Annual Meeting of Stockholders on May 17, 2021, at which common stockholders of record as of March 25, 2021 will be entitled to vote on matters presented at the meeting.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2020, the Company’s portfolio consisted of 1,181 freestanding net lease properties with a weighted average lease term of 14.5 years and a weighted average rent coverage ratio of 2.9x. As of the same date, the Company’s portfolio was 99.7% leased to 238 tenants operating 336 different concepts in 17 industries across 43 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0626
info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.